Exhibit 4.42
[Unofficial Translation]

PROTOCOL

Made and entered into at Tel Aviv on the 11th day of April 2010

Between:	TEL AVIV WHOLESALE AGRICULTURAL PRODUCE MARKET COMPANY LTD. Company No. 52-001818-5 of ______________ Street, ______________ (hereinafter: “the Company”)
of the first part;

And:	TEL AVIV MUNICIPALITY (hereinafter: “the Municipality”) (the Company and the Municipality will be referred to below as: “the Sellers”)
of the second part;

And:	1. LEV TEL AVIV TOWERS LTD., Pvte. Co. 514434356 (hereinafter: “the Housing Company”) 2. TEL AVIV CITY MALL LTD., Pvte. Co. 514434349 (hereinafter: “the Mall Company”)

(the Housing Company and the Mall Company will be referred to below as: “the Purchaser”)
of the third part;

The parties have reached an agreed wording of the Sale Agreements (including the appendices thereto) between each of the individual parties who make up the Sellers and the Purchaser in connection with the purchase of rights of leasehold in portion of the land known as Parcel 92, 93, 95, 114 and 242 Block 7104 (hereinafter collectively: “the Agreements”).  The final texts of the Agreements are attached to this Protocol, marked with the letter “A”, and constitute an integral part hereof.

In relation to the Agreements, the parties hereby agree as follows:-

1.	Each of the terms mentioned in this Protocol will have the meaning ascribed thereto in the Agreements.

2.	The text of the Agreements is acceptable to the parties, without any alteration.

3.
Each of the individual parties who make up the Purchaser hereby gives notice that apart only from approval by the general meeting of Blue Square Real Estate, their entering into the Agreements according to the terms and conditions thereof does not require and is not subject to any approval and/or consent (including and without derogating from the generality of the foregoing, an approval of the authorized organs of any of the individual parties who make up the Purchaser or of any of their parent companies and/or of any of the Interested Parties).  The Purchaser undertakes that the general meeting of Blue Square Real Estate will be convened not later than 49 days from the date of signing of this Protocol.  It is agreed that if Blue Square Real Estate is called upon by the Securities Authority to postpone the date of the general meeting (as a result of amendments to the transaction report that will be published by Blue Square Real Estate), then and in that event such postponement will not constitute a breach of the provisions of this Paragraph 3 and the date for holding the meeting will be postponed by a period equivalent to the period by which the meeting was postponed in accordance with a demand by the Securities Authority as aforesaid.

4.
The Company hereby gives notice that its entering into the Company’s Lands Agreement is subject to the approval of the authorized organs of the Company, and the Municipality gives notice that its entering into the Municipality Lands Agreement is subject to the approval of the Tel Aviv-Jaffa City Council (this being in addition to and without derogating from the condition precedent to the Municipality Lands Agreement).  The Company’s entering into the Company’s Lands Agreement will be brought for consideration and decision of the Company’s authorized organs not later than 49 days from the date of signing of this Protocol.

5.
Within 21 days from the date of signing of the Protocol, the Purchaser undertakes to furnish the Sellers with firm commitment letters signed by a financing bank, in a text based on the text that was delivered to the Sellers as a draft, where same is adapted to the provisions of the Agreements and to the transaction between the parties, with it being clarified that it will be possible to furnish one firm commitment letter in relation to the share of the Housing Company and a second firm commitment letter in relation to the Mall Company, provided that the firm commitment letters shall together relate to 100% of the extent of the transaction (hereinafter: “the Firm Commitment Letters”).  The Firm Commitment Letters shall contain an undertaking from the financing bank to provide finance to the individual parties who make up the Purchaser for the transaction that is the subject of the Agreements, in accordance with the terms and conditions thereof, and to make available to the individual parties who make up the Purchaser the full Basic Consideration less the First Payment, the Additional First Payment and the Later First Payment, at the times specified in Clause 6 of the Agreements.

It is clarified that the furnishing of the aforesaid Firm Commitment Letters does not derogate from the Purchaser’s obligation to pay the full Consideration at the times specified in Clause 6 of the Agreements, with it being clarified that the Purchaser’s obligation for payment of the full Consideration in accordance with the provisions of the Agreements is absolute and it is not contingent upon receiving finance or on any other condition.

6.
Within 2 business days from the date of the approval by the general meeting of Blue Square Real Estate for the individual parties who make up the Purchaser entering into the transaction that is the subject of the Agreements and for Blue Square signing and giving an undertaking as an interested party pursuant to the Agreements (hereinbefore and hereinafter: “Approval by the General Meeting of Blue Square Real Estate”), the individual parties who make up the Purchaser undertake to sign the abovementioned Agreements and to cause a situation that at that time the Interested Parties will sign the Deed of Undertaking at the foot of the Agreement.

7.
Within 2 business days after the signing of the Agreement and the Deeds of Undertaking at the foot of the Agreements, as stated in Paragraph 6 above, by the individual parties who make up the Purchaser and by the Interested Parties, and subject to signed Firm Commitment Letters being exhibited to the Sellers as stated in Paragraph 5 above, the Municipality and the Company will sign the Agreements (each on the Agreement that is relevant to it), subject to obtaining the approval of the authorized organs of the Company and the approval of the Tel Aviv City Council.

8.
Attached to this Protocol (as Appendix A to the Agreements) are the Leasehold Drawings on which areas of “the strip for planning” are marked in a meshed purple color which are bounded by an upper boundary line to a distance of 76.7 sq.m. [sic] from the south eastern boundary of Plot 242 (hereinafter: “Boundary of Parcel 242”) and a lower boundary line to a distance of 65.7 sq.m. [sic] from the Boundary of Parcel 242.  The parties agree that the Leasehold Drawings will be amended in a manner whereby the south-eastern boundary lines between the Company’s Lands and the Municipality Lands and the Remaining Lands of the Project (hereinafter: “the Boundary Lines”) will be marked in such a way that on the upper ground floor and above (Drawing A1) the Boundary Line to a distance of 76.7 sq.m. from the Boundary of Parcel 242 will be located and on the lower ground floor and below (Drawings A2-A7) the Boundary Line to a distance of 67.7 sq.m. from the Boundary of Parcel 242 will be located.

It is hereby agreed that commencing from the date of signing of this Protocol and up to the time of signing of the Agreements, the parties will co-operate (including through their professional consultants) in order to ensure that the Boundary Lines which will be marked on the Leasehold Drawings as stated above, make possible optimum utilization of the full building rights on the Remainder of the Project Lands, on the one hand (including main areas and service areas, above ground and underground areas) and on the other hand the optimum utilization of all the building rights on the Company’s Lands and the Municipality Lands (including main areas and service areas, above ground and underground areas).

If at the time of signing of the Agreements it should transpire that the Boundary Lines which have been fixed as aforesaid do not allow optimum utilization as aforesaid, then the parties will reach agreement about the adjustments required in connection therewith.

If the parties fail to reach agreement – the marking of the Boundary Lines will remain at the location as specified above.

9.
If any of the individual parties who make up the Purchaser should breach any of the representations and/or undertakings set forth in Paragraphs 3, 5 and 6 above and/or if any of the Interested Parties should breach any of the representations and/or undertakings specified in the Deed of Undertaking at the foot of this Protocol, then the Sellers will have the right to foreclose on the full amount of the guarantees that have been lodged with the Sellers in the scope of the sale process, as agreed pre-estimated liquidated damages in respect of the non-fulfillment of any of such obligations.  Each of the individual parties who make up the Purchaser and each of the Interested Parties hereby waives any allegation and/or demand and/or claim against the Sellers and/or any one on their behalf, in connection with such foreclosure.  It is further agreed that if the approval of the general meeting of Blue Square Real Estate is not obtained (as defined above) at the time prescribed in Paragraph 3 above, then and in that event the Purchaser will be given a period of 21 days in order to present to the Company and to the Municipality a substitute who will undertake to step into the shoes of Blue Square Real Estate in the Agreements (in the texts attached hereto).  If no such substitute has been presented to the Company and the Municipality and/or if the substitute who was presented by the Purchaser has not been approved by the Company and the Municipality (on a basis that the Company and the Municipality will be entitled to object to the identity of the substitute only on reasonable grounds), then the Sellers will have the right to foreclose on 50% of the amount of the guarantees that have been deposited with the Sellers in the scope of the sale process, as agreed pre-estimated liquidated damages in respect thereof.  Each of the individual parties who make up the Purchaser and each of the Interested Parties hereby waives any allegation and/or demand and/or claim against the Sellers and/or anyone on their behalf in respect of such foreclosure.

10.
It is agreed that during the period commencing from the date of signing of this Protocol and up to the date of signing of the Agreements, the Purchaser will be entitled to notify the Company and the Municipality of its intention to deposit in trust the amounts of the First Payment pursuant to the Company’s Lands Agreement and the First Payment pursuant to the Municipality Land Agreement.  Where the Purchaser has given notice of its intention to deposit the amounts as aforesaid, the parties shall agree between them on the wording of a letter of instructions to the Trustee in relation to such amounts, with it being agreed that commencing from the date of actual deposit of the aforesaid amounts in trust, these amounts will not bear indexation differences and interest (as stipulated in Clause 6.2.1 of the Agreements).

11.
Each of the individual parties who makes up the Purchaser declares and undertakes that it is entitled and authorized to sign this Protocol and to make the undertakings set forth herein and to perform same, without the necessity for any approval or consent.

12.
For the removal of doubt it is clarified that the Agreements shall bind the parties only after same have been signed by them, to the extent that same are signed in accordance with the provisions of this Protocol, while nothing in the foregoing in this paragraph shall derogate from the obligations of the Purchaser and/or the Interested Parties in accordance with this Protocol.

It is further clarified and agreed, for the removal of doubt, that the individual parties who make up the Purchaser and the Interested Parties and/or any of them will not be entitled to register, and will not register, any caveat on the strength of this Protocol.

In witness whereof the parties have hereunto signed:

/s/	/s/
The Housing Company	Tel Aviv Wholesale Agricultural Produce Market Company Ltd.

/s/	/s/
The Mall Company	Tel Aviv-Jaffa Municipality

DEED OF UNDERTAKING BY THE INTERESTED PARTIES

We the undersigned, Dirot Yukra Ltd. (hereinafter: “Dirot Yukra”), Gindi Investments 1 Ltd. (hereinafter: “Gindi Investments”) and Blue Square Real Estate Ltd. (hereinafter: “Blue Square Real Estate”) hereby declare and undertake as follows:

1.
In this Protocol, Dirot Yukra and Gindi Investments will be jointly referred to below as: “Gindi”; Dirot Yukra, Gindi Investments and Blue Square Real Estate will be collectively referred to below as:( “the Interested Parties”).

2.
Each of the Interested Parties declares and undertakes that it is entitled and authorized to sign this Deed of Undertaking and to make the undertakings set forth in this Deed of Undertaking and to perform and fulfill same, without the necessity for any approval or consent.

3.
We confirm the full declarations and representations of the Purchaser and the individual parties who make up the Purchaser which are set forth above in this Protocol, in a manner whereby these declarations and representations shall be deemed to have been made directly by us to the Sellers.

4.	We owe a direct obligation to the Sellers for the fulfillment of all the obligations of the Purchaser and the individual parties who make up the Purchaser in accordance with this Protocol.

5.	Without derogating from the provisions of Paragraphs 1-3 above, the Interested Parties declare and undertake as follows:

5.1
Dirot Yukra and Gindi Investments hereby give notice that all the approvals required from them have been obtained for purposes of the individual parties who make up the Purchaser entering into the transaction that is the subject matter of the Agreements in accordance with the terms and conditions thereof and for purposes of Dirot Yukra and Gindi Investments signing and giving their undertakings under the Agreements as Interested Parties.  Without derogating from the generality of the foregoing, Dirot Yukra and Gindi Investments declare that there is no necessity for the convening and approval of general meetings and/or meetings of debenture holders for purposes of approving the entering into of the Agreements by the individual parties who make up the Purchaser and/or for purposes of Dirot Yukra and Gindi Investments signing and making their undertakings as Interested Parties in accordance with the Agreements.

5.2
Blue Square Real Estate hereby gives notice that approval has been obtained from the audit committee and the board of directors of Blue Square Real Estate for the individual parties who make up the Purchaser entering into the Agreements in accordance with the terms and conditions thereof and for purposes of its signing and making its undertakings as an Interested Party in accordance with the Agreement, and that its signature and the making of its undertakings as an Interested Party in accordance with the Agreements is subject only to the approval of the general meeting of Blue Square Real Estate, and that as far as it is concerned the entering into of the Agreements by the individual parties who make up the Purchaser is subject only to the approval of the general meeting of Blue Square Real Estate.  Blue Square Real Estate undertakes to act for convening a general meeting in a manner that such meeting shall be convened not later than 49 days from the date of signing of this Protocol.  It is agreed that if Blue Square Real Estate is called upon by the Securities Authority to postpone the date of the general meeting (due to amendments to the transaction report that will be published by Blue Square Real Estate), then and in that event such postponement will not constitute a breach of the provisions of this Paragraph 5.2, and the time for holding the meeting will be postponed for a period identical to the period by which the meeting has been postponed in accordance with the demand of the Securities Authority as aforesaid.

5.3
Within 2 business days from the date of approval by the general meeting of Blue Square Real Estate as mentioned in sub-paragraph 5.2 above, the Interested Parties undertake to sign the Deed of Undertaking at the foot of the Agreements.

6.
We confirm that our obligations under this Deed of Undertaking are as a principal debtor and directly to the Sellers, and not the obligations of a guarantor.  Without derogating from the foregoing and for the sake of caution, the Interested Parties hereby absolutely, unconditionally and irrevocably waive any defense or argument that is available and/or maybe available to them, if any, pursuant to the Guarantee Law.

In witness whereof the parties have hereunto signed:

/s/	/s/	/s/ Dror Moran, Zeev Stein
Dirot Yukra Ltd.	Gindi Investments 1 Ltd.	Blue Square Real Estate Ltd.